EXHIBIT 5

OPINION AND CONSENT OF MORGAN, LEWIS & BOCKIUS LLP

August 6, 2010

United Online, Inc.
21301 Burbank Boulevard
Woodland Hills, California 91367

Re:

United Online, Inc.—Registration Statement on Form S-8 of an aggregate of 6,833,954 shares of United Online, Inc. common stock (the “Shares”)

Ladies and Gentlemen:

We have acted as special counsel to United Online, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 6,833,954 shares of the Company’s common stock reserved for issuance under the United Online, Inc. 2010 Incentive Compensation Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the establishment and implementation of the Plan and the April 14, 2010 Proxy Statement pursuant to which the Plan was submitted to the Company’s stockholders for approval at the Annual Stockholders Meeting held on May 27, 2010 and was so approved.  Based on such review, we are of the opinion that if, as and when the Shares are issued and sold (and the consideration received for those Shares) pursuant to duly authorized stock purchase rights issued under the Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to your filing this letter as Exhibit 5 to the Registration Statement. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP